EXHIBIT 99.1

Amplitech Group, Inc. Enters into Joint Venture to Develop 5G and Airline Wi-Fi Products

Bohemia, NY, August 20, 2020 -- AmpliTech Group, Inc. (OTCQB: AMPG): Amplitech is pleased to announce that it has entered into a Joint Venture Agreement with Orban Microwave, a state-of-the-art antenna and microwave sub-systems Company headquartered in Orlando, FL. Orban Microwave is a leading designer of advanced custom antennas and microwave sub-systems. Antennas are an integral part of many communication systems, and the Low Noise Amplifiers are the core component connected to every antenna. With the combined high-performance combination of Orban’s MIMO and Phased Array Planar Antennas, coupled with AmpliTech’s Low Noise Amplifiers at the “Front-End” of receivers in 4G/5G/6G wireless networks, and adequate Airline Wi-Fi connectivity , the Company is poised to become a leading supplier of essential terrestrial and satellite 5G and wireless infrastructure sub-systems.

These systems will enhance the current slower 4G networks and accelerate the development and arrival of true, high speed 5G/6G wireless communications with 100 times the speed of 4G and 1000 times the capacity of current 4G networks. 5G networks will also reduce the latency to one tenth of todays networks. AMPG’s new products should improve systems significantly by simply retrofitting the over one million existing cell towers and sites across the U.S. This retrofit provides major advantages such as larger coverage area, safer and lower radiated power, higher data speed, better signal clarity, reduced signal distortion, reduced number of Small Cells, without the addition of more towers. The retrofit will also reduce overall cost of 5G infrastructure deployment, thus ushering in a slew of advanced technologies that are dependent on 5G performance. Therefore, AMPG’s products should mitigate some of the barriers that are preventing the widespread adoption of 5G by the major carriers and network service providers. Some of these Trillion Dollar technologies are Augmented and Virtual Reality, Telemedicine, Autonomous vehicles, Internet of Things (IoT), Smart Homes, Smart Cities, Satellite Internet, and Quantum Cloud Computing.

CEO Fawad Maqbool, stated “We are very excited about our joint venture with such an esteemed R&D partner as Orban Microwave, since it is a perfect fit for achieving cutting-edge performance as well as sharing the same philosophy as AMPG of being an industry leader and provider of transformative and disruptive technology and innovation. This Joint Venture is part of our strategy to align ourselves with [superlative/excellent/technologically advanced] partners and satisfy the ever-increasing demand for better technology, and it also complements our recent acquisition of Specialty Microwave in providing better Satcom sub-systems for current customers like Viasat, OneWeb, Globecomm, Fox News, CNN, and many others. We are truly optimistic about this Joint Venture and how it fits with our strategic goals for providing better results for our customers and shareholders alike.”

About AmpliTech Group, Inc.

AmpliTech Group, Inc. designs, develops, and manufactures custom and standard state-of-the-art RF components for the Domestic and International, SATCOM, Space, Defense and Military markets. These designs cover the frequency range from 50 kHz to 40 GHz - eventually, offering designs up to 100 GHz. AmpliTech also provides consulting services to help with any microwave components or systems design problems. Our steady growth over the past 13+ years has come about because we can provide complex, custom solutions for nearly ANY custom requirements that are presented us. In addition, we have the best assemblers, wires, and technicians in the industry and can provide contract assembly of customers' own designs. Click here to view AmpliTech video. Website: http://www.AmpliTechinc.com

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About Orban Microwave

Orban Microwave, founded in 1996, designs and manufactures RF & Microwave Subsystems and Antennas in the 0.1 to 25 GHz frequency range. Two product lines RF & Microwave Subsystems and Antennas cover VHF through Ka-Band. In addition to product development for their customers, the Company also engages in R&D projects. These constitute a relatively small portion of our workload and many times the results of these R&D efforts have led to the quick and cost-effective development of products for customers. Orban Microwave maintains a large library of designs and uses state of the art design tools such as 3D electromagnetic and non-linear simulation engines. The Company’s strategic alliance with highly experienced manufacturing partners allows the Company to convert designs into production products quickly. Our agility in being able to quickly and cost effectively develop products has earned us a very favorable reputation in the industry. https://orbanmicrowave.com/

Forward-looking Statements

This release contains statements that constitute forward-looking statements. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company's financing plans; (ii) trends affecting the Company's financial condition or results of operations; (iii) the Company's growth strategy and operating strategy. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend," and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

CONTACT: Fawad Maqbool, CEO, AmpliTech Group, Inc. (631) 521-7831

Twitter: https://twitter.com/AmpliTechAMPG

Instagram: https://www.instagram.com/amplitechampg/

Facebook: https://www.facebook.com/AmpliTechInc

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